Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Registration Statements (Form S-8 Nos. 333-111744 and 333-194071) pertaining to the Kimball International, Inc. Amended and Restated 2003 Stock Option and Incentive Plan and the Kimball International, Inc. 2017 Stock Incentive Plan of our report dated August 29, 2017 relating to the consolidated financial statements and financial statement schedule of Kimball International, Inc. and subsidiaries and the effectiveness of Kimball International, Inc. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Kimball International, Inc. and subsidiaries for the year ended June 30, 2017.

/s/ Deloitte & Touche LLP
DELOITTE & TOUCHE LLP
Indianapolis, Indiana
November 2, 2017